Exhibit 10.9

DATED 12 April 2013

AVIVA INVESTORS PENSIONS LIMITED

and

ARC WKBPLUK001, LLC

AGREEMENT

for the sale and purchase of Wickes Store, New Preston Road, Blackpool

Legal Services

Surrey Street

Norwich

CONTENTS

Clause 1	Definitions
Clause 2	Interpretation
Clause 3	The Property Sold
Clause 4	Completion
Clause 5	Covenant for Title
Clause 6	Incorporation of Conditions
Clause 7	Variation of Conditions
Clause 8	Title
Clause 9	Matters Affecting the Property
Clause 10	Representations Excluded
Clause 11	Apportionment of Rent due under the Lease
Clause 12	Arrears
Clause 13	Interest – Late Payments
Clause 14	Form of Transfer
Clause 15	Discharge of Contract
Clause 16	VAT
Clause 17	Risk and Insurance
Clause 18	Planning
Clause 19	Tenant’s Fixtures and Fittings
Clause 20	Whole Contract
Clause 21	Buyer’ Bank Details
Clause 22	English Law
Clause 23	Contracts (Rights of Third Parties) Act 1999
Clause 24	Capital Allowances
Clause 25	Acknowledgement
Clause 26	Rent Authority Letter
Clause 27	Pending Registration

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Clause 28	Following Completion
Clause 29	Opinion Letter
Clause 30	Title Indemnity Insurance Policy

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THIS AGREEMENT dated                                                         2013 is made BETWEEN

(1) The Seller: AVIVA INVESTORS PENSIONS LIMITED (company registration number 1059606) whose registered office is at 1 Poultry London EC2R 8EJ

(2) The Buyer: ARC WKBPLUK001, LLC (a limited liability company registered in the State of Delaware) whose registered office is at 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808 USA

IT IS AGREED:-

1.	DEFINITIONS

In this agreement the following expressions shall have the following meanings:-

Actual Completion" means the date on which the sale and purchase of the Property is actually completed in accordance with the terms of this agreement

"Buyer's Solicitors" means Trowers & Hamlins LLP 3 Bunhill Row London EC1Y 8YZ (reference JCA/ARC/02)

"Completion Date" means   3    May  2013 and for the avoidance of doubt is the “completion date” for the purposes of the Conditions

"Conditions" means the Standard Commercial Property Conditions of Sale (Second Edition)

“Contamination” means the presence in, on, under or over the Property of any substance capable of causing pollution or contamination of the environment

"Customs" means H M Revenue & Customs

"Income" means the principal yearly rents other sums reserved as rent insurance costs interest and all other sums payable under the Lease

"Lease" means the documents relating to a tenancy to which the Property is subject short particulars of which are set out in the Second Schedule and any other supplemental document entered into in accordance with this agreement by the Seller in connection with the management of the Property between the date of this agreement and Actual Completion

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"Planning Acts" means the Town and Country Planning Act 1990 and all other legislation for the time being in force relating to town and country planning

"Price" means three million eight hundred and ninety-three thousand pounds (£3,893,000)

"Property" means the property described in the First Schedule

“Records” means the records referred to in Section 49 VATA and which relate to the Property

"Seller's Solicitors" means Aviva Legal Services of PO Box 432 5th Floor Carrara Surrey Street Norwich NR1 3PG (Reference LS/JW)

"Tenant" means the tenant under the Lease

"VAT" means Value Added Tax chargeable under the Value Added Tax Act 1994 or any identical or substantially similar tax which may replace such Value Added Tax and whether payable as a result of any election or otherwise

"Working Day" means a day falling on or between Monday and Friday upon which clearing banks in the City of London are open for normal business

2.	INTERPRETATION

2.1	Words importing the singular number only shall include the plural number and vice versa and words importing any particular gender shall include masculine feminine and neuter genders

2.2	Any reference in this agreement or in the Conditions to a statute or order shall include any statutory extension or modification or re-enactment of such statute or order and any regulations directions bye-laws orders or other such matter made under or pursuant to it or them

2.3	The clause and schedule headings (if any) in and the front cover of the agreement are for reference only and do not affect the construction or interpretation of this agreement

2.4	A reference to a clause or schedule without further designation is to a clause or schedule of this agreement and a clause includes a sub-clause

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2.5	References in this agreement to the Buyer shall save where indicated to the contrary include its successors in title

2.6	Unless this agreement requires otherwise references to persons include firms companies and corporations and vice versa

3.	THE PROPERTY SOLD

The Seller shall sell and the Buyer shall buy the Property at the Price on the terms of this agreement

4.	COMPLETION

Completion of the sale and purchase hereby agreed shall take place on the Completion Date

5.	COVENANT FOR TITLE

The Seller sells the Property with full title guarantee subject to the terms of this agreement

6.	INCORPORATION OF CONDITIONS

6.1	The Conditions shall be deemed to be incorporated in this agreement insofar as they are not varied by or inconsistent with the terms of this agreement

6.2	Where the terms of this agreement conflict with the Conditions the terms of this agreement shall prevail

7.	VARIATION OF CONDITIONS

The Conditions are varied as follows:-

7.1	The contract rate is 3 percent per annum above the base lending rate from time to time of Barclays Bank plc

7.2	Conditions 1.3.3(b) 1.3.5(c) 1.3.7(e) 1.3.8 5 6.1 6.3 6.4.2 6.6 7 8.1.3 8.3 10.3 and 11 shall not apply

7.3	Condition 1.3.1 - add at the end the words "and signed by (or by some person duly authorised by) the person giving it and in the case of service on the relevant party's solicitors quoting the reference set out in this agreement"

7.4	Condition 1.3.4 – delete “subject to conditions 1.3.5 to 1.3.7” and insert “subject to condition 1.3.5”

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7.5	Condition 1.4 shall be replaced by the following:-

"An obligation to pay money or the receipt of a taxable supply includes an obligation to pay any Value Added Tax chargeable in respect of that payment or due in respect of the relevant taxable supply as the case may be"

7.6	The Buyer's obligation to pay money due whether on the date of this agreement or on Actual Completion shall be discharged by telegraphic or other direct transfer to the bank account specified by the Seller's Solicitors

7.7	Condition 2.2.2 shall be replaced by the following:-

"A deposit of one hundred and ninety-five thousand pounds (£195,000) shall be paid by the Buyer to the Buyer’s Solicitors to be held by them as stakeholder and the interest on the deposit shall be paid to the Seller at Actual Completion and if for any reason whatsoever the Seller becomes entitled under the Conditions to retain for its own benefit the deposit paid by the Buyer the Buyer undertakes to pay to the Seller on demand such sum as with the deposit already paid would amount to a full 10% of the Price together with compensation calculated at the contract rate on the deposit from the date of this agreement until payment"

7.8	Condition 4.2.3 – add the word “reasonable” after the words “in accordance with”

7.9	Condition 8.1.1 - add after the words "Completion date is" the words "the date specified in clause 1 or if none"

7.10	Condition 8.1.2 - the reference to “conditions 8.3 and 9.3” shall be substituted by the reference to “condition 9.3 and the apportionment provisions of this agreement” and the words “as a result of the buyer’s default” shall be deleted

7.11	Condition 8.4(a) – replace the words “condition 8.3” with “the provisions of this agreement”

7.12	Condition 8.4 (c) - replace “condition 7.1.2 or 7.1.3” with “clause 17 of this agreement”

7.13	Condition 9.1.1 - add after the words "leading to it" the words "(made or confirmed in writing by the Seller's Solicitors)"

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7.14	Condition 9.2 (c) - replace the words “condition 7.1.2 (e)” with “clause 17 of this agreement”

8.	TITLE

The Seller having deduced title to the Property to the Buyer before the date of this agreement as the Buyer accepts and in addition having produced to the Buyer copies of the documents referred to in the Schedules the Buyer shall be deemed to purchase with full knowledge of the contents of such documents and shall take subject thereto and shall raise no objection to or requisition on any matter concerning or arising out of the title to the Property or to or on any such document save for any matters arising whether from the usual pre-completion searches or otherwise after the date of this agreement

9.	MATTERS AFFECTING THE PROPERTY

9.1	The Property is sold subject to and (as the case may be) with the benefit of the following matters so far as they are still subsisting and capable of taking effect at Actual Completion:-

9.1.1	the entries in the property and charges registers of the title number specified in the First Schedule (save for any financial charges) and the matters referred to in or arising out of the documents brief details whereof are set out in the Third Schedule

9.1.2	the Lease

9.1.3	all rights of way water light and air support drainage and other rights easements quasi-easements liabilities and public or private rights whatsoever and to any liability to repair or contribute to the repair of roads passages sewers drains pipes fences party structures and other like matters

9.1.4	in respect of the whole or any part of the Property which is registered any matters which are unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002 and in respect of the whole or any part of the Property which is unregistered any matters which are or would be unregistered interests which override first registration under Schedule 1 to the Land Registration Act 2002

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9.1.5	all local land charges (whether or not registered before the date of this agreement) and all matters capable of registration as local land charges (whether or not actually registered)

9.1.6	all notices served and orders demands proposals or requirements made by any local or other public or competent authority whether made before or after the date of this agreement

9.1.7	all actual or proposed orders directions plans notices instruments charges restrictions conditions agreements or other matters arising under any statute relating to the Planning Acts and any laws and regulations intended to control or regulate the construction demolition alteration or change of use of land or buildings or to preserve or protect the environment and the Seller warrants to the Buyer that that it has disclosed any such matters revealed by its records.

10.	REPRESENTATIONS EXCLUDED

In relation to this sale and purchase the Buyer hereby admits that it has not entered into this agreement in reliance wholly or partly upon any statement representation or description whatsoever made by or on behalf of the Seller save as set out in this agreement or any written statements of the Seller's Solicitors in reply to enquiries before contract which were not capable of independent verification by:-

10.1	non-intrusive inspection and survey of the Property or any part thereof to the extent reasonably to be expected of a prudent purchaser

10.2	searches and enquiries of the local or other public authority to the extent reasonably to be expected of a prudent purchaser or

10.3	inspection of the documents disclosed to the Buyer

(whether or not such inspections survey search and enquiry have been made)

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11.	APPORTIONMENT OF RENT DUE UNDER THE LEASE

11.1	In this clause "Rent" means the principal yearly rent reserved under the Lease at the rate payable on Actual Completion

11.2	The Rent will be apportioned with effect from Actual Completion so that the Seller pays or allows to the Buyer on Actual Completion the total of:

Rent

____ x A

365

for the Lease where A is the number of days from but excluding Actual Completion to but excluding the date when the next instalment of the Rent under the Lease is due plus half a day

11.3	The Seller shall not be required to account to the Buyer for any Rent in respect of the period after Actual Completion unless the Seller has actually received such Rent from the Tenant

11.4	If after Actual Completion the Seller receives any Rent the whole or any part of which is attributable to the period after Actual Completion the Seller shall within five Working Days of receipt pay such Rent or the part so attributable to the Buyer

11.5	If after Actual Completion the Buyer receives any Rent the whole or any part of which is attributable to the period up to and including half of the day of Actual Completion the Buyer shall within five Working Days of receipt pay such Rent or the part so attributable to the Seller

12.	ARREARS

12.1	If at Actual Completion there are arrears of Income neither party hereto shall be obliged to make payment to the other in respect of such arrears

12.2	The Buyer agrees that for a period of six months from Actual Completion it will take reasonable steps to pursue any arrears and shall account to the Seller for any arrears recovered that are due to the Seller within ten working days of receipt

12.3	The Buyer agrees that it will not dispose of the reversion immediately expectant on the determination of the Lease whilst there are arrears of Income due to the Seller which are less than six months old unless the person to whom such disposal is made enters into a deed with the Seller in the same form mutatis mutandis as clause 12.2

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12.4	Where clause 12.3 applies the Buyer agrees to notify the Seller promptly in writing and in any event no later than three Working Days after a disposal of its reversionary interest

13	INTEREST - LATE PAYMENTS

Without prejudice to condition 9.3 if and whenever the one party shall fail to pay any sum or sums provided for in this agreement by or on the date on which the same shall become due such party shall pay to the other interest on such sum or sums at the contract rate calculated from the due date to the date of actual payment

14	FORM OF TRANSFER

14.1	The Seller shall not be obliged to complete the transfer of the Property other than by way of a single transfer of the whole of the Property to the Buyer

14.2	The transfer shall be in the form attached to this agreement as Appendix 1 (with such changes as the Seller’s Solicitors and the Buyer’s Solicitors shall agree) and shall be engrossed as a counterpart and an original by the Seller’s Solicitors and delivered to the Buyer’s Solicitors not less than three Working Days before the Completion Date

15	DISCHARGE OF CONTRACT

The Seller may give notice to the Buyer discharging the contract if prior to Actual Completion:-

15.1	the Buyer being a company goes into liquidation (otherwise than for the purpose of a reconstruction or amalgamation) or a petition which is not frivolous or vexatious for an administration order is made or enters into a voluntary arrangement with a creditor or creditors under Part I of the Insolvency Act 1986 or enters into administrative receivership or has a receiver appointed or

15.2	the Buyer being a private person (or being private persons any one of them) is adjudicated bankrupt or an interim receiver is appointed of the property of the Buyer or if the Buyer enters into a voluntary arrangement with a creditor or creditors under Part VIII of the Insolvency Act 1986

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16	VAT

16.1	Unless the provisions of clause 16.2 apply the Buyer shall pay to the Seller on Actual Completion in addition to the Price VAT on the Price (if any) and the Seller shall deliver to the Buyer on Actual Completion a proper VAT invoice

16.2	If the Buyer produces evidence to the reasonable satisfaction of the Seller before the date of this agreement that:-

16.2.1	the Buyer will at Actual Completion be registered or required to be registered for the purposes of VAT

16.2.2	the Buyer has given notice in accordance with Part 1 of Schedule 10 of the Value Added Tax Act 1994 ("VATA") no later than the relevant date (as defined in Article 5 of the Value Added Tax (Special Provisions) Order 1995 ("Article 5")) of an option to tax in relation to the Property which has effect from the relevant date the Seller and Buyer shall treat the transfer of the Property as falling within Article 5 and accordingly (subject to clause 16.4) the Seller will not charge VAT on the Price

16.3	The Seller warrants and undertakes to the Buyer that it is registered for the purposes of VAT and that the Seller has validly elected to waive exemption from VAT in relation to the Property under paragraph 2 of Schedule 10 VATA and given notice of such election to Customs and that such election has not been revoked or disapplied

16.4	Notwithstanding the fact that the Buyer satisfies the Seller as set out in clause 16.2 above so that the Seller does not require the Buyer to pay VAT on Actual Completion if Customs shall issue a decision to the effect or raise an assessment on the Seller on the basis that the transfer of the Property pursuant to this agreement does not fall within the provisions of Article 5 then the Buyer will in addition to the Price pay to the Seller (against the production of a copy of the decision assessment and a proper VAT invoice in respect thereof) the amount of any VAT for which the Seller is liable to account in respect of the transfer of the Property in immediately available funds within fifteen Working Days of receipt of the said documentation or, if later, the date of Actual Completion

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16.5	The Seller warrants and undertakes to the Buyer that:-

16.5.1	the Seller uses the Property for the purpose of a property letting business; and

16.5.2	the Property is not a capital item for the purposes of Part XV of the VAT Regulations 1995 (SI 1995/2518) or being such a capital item the period of adjustment in relation to the Property has expired

16.6	The Buyer agrees that it will from and including Actual Completion carry on the same business in relation to the Property as that carried on by the Seller that is to say holding the Property as a let investment

16.7	The Buyer hereby notifies the Seller that Paragraph (2B) of Article 5 of the Value Added Tax (Special Provisions) Order 1995 does not apply to the Buyer

16.8	The Buyer shall promptly on receipt from Customs supply to the Seller a copy of the acknowledgement of its option to tax

16.9	The Seller and the Buyer intend that the Seller should retain the Records and accordingly the Seller shall:

16.9.1	preserve the Records in the United Kingdom for such period as may be required by law and

16.9.2	so long as it preserves the Records permit the Buyer (at the Buyer’s cost) reasonable access to them to inspect and make copies of them

17	RISK AND INSURANCE

17.1	The Seller will insure the Property in accordance with its obligations as landlord under the Lease until and including Actual Completion

17.2	The Seller will at the Buyer’s written request:

17.2.1	permit the Buyer to inspect the policy or evidence of its terms or evidence of the payment of the premium at any reasonable time

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17.2.2	increase the amount of cover for the Property under the terms of the Seller’s insurance policy' or extend the risks covered by it subject to the insurer being willing and able to do so and subject to the Buyer paying the Seller on demand any additional premium due for the increased or extended cover

17.2.3	obtain or consent to an endorsement on the Seller’s insurance policy for the Property of the Buyer’s interest subject to the insurer being willing to make the endorsement and subject to the Buyer paying the Seller on demand any additional premium due for the endorsement

17.3	The Seller will be under no obligation to seek any refund from the Tenant of any additional premium due or paid in relation to any increased cover requested by the Buyer or for any endorsement on the policy of the Buyer’s interest

17.4	No damage to or destruction of the Property nor any deterioration in its condition (however caused) will entitle the Buyer either to a reduction of the Price or to refuse to complete or to delay completion.

17.5	If in the period between the date of this agreement and Actual Completion the Property is damaged or destroyed by a risk against which the Seller has insured:

17.5.1	the Seller will make a claim under its insurance policy in respect of that damage or destruction and shall consult with and keep informed the Tenant and take due account of its representations prior to so doing and during the claim process.

17.5.2	to the extent that any insurance money in respect of the damage or destruction is paid to the Seller before Actual Completion and to the extent that the Seller is not under any statutory obligation to use any insurance money received by it to repair or rebuild the Property before Actual Completion the Seller will hold the insurance money on trust for the Buyer and will pay the money to the Buyer on Actual Completion to use in accordance with the terms of the Lease

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17.5.3	to the extent that any insurance money in respect of the damage or destruction is paid to the Seller after Actual Completion the Seller will hold the insurance money on trust for the Buyer and will as soon as is reasonably practicable and in any event within 10 working days of receipt pay it to the Buyer to use in accordance with the terms of the Lease

17.5.4	to the extent that any insurance money in respect of the damage or destruction has not been paid to the Seller before Actual Completion the Seller will to the extent permitted by the policy and at the Buyer’s expense assign to the Buyer all rights to claim under the policy the assignment being in the form reasonably required by the Buyer

17.6	On Actual Completion the Seller will cancel its insurance policy in respect of the Property and if following the cancellation the Seller receives from its insurers a refund of any premium paid in respect of any period after the date of cancellation the Seller will pay or allow the refund to the Tenant in accordance with the terms of the Lease

17.7	The Buyer will apply any insurance money paid to it by the Seller under this clause in accordance with the terms of the Lease and will keep the Seller indemnified against any claims arising from any breach of this obligation

17.8	On Actual Completion there will be no apportionment between the Seller and the Buyer of any insurance rents received or receivable from the Tenant under the terms of the Lease

17.9	Section 47 of the Law of Property Act 1925 does not apply

18	PLANNING

No warranty is given as to the authorised use of the Property for the purpose of the Planning Acts

19	TENANT'S FIXTURES AND FITTINGS

Any Tenant's fixtures and fittings or apparatus belonging to statutory/privatised utilities are excluded from the sale of the Property

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20	WHOLE CONTRACT

For the purpose of Section 2 of the Law of Property (Miscellaneous Provisions) Act 1989 any variation of or addition to the provisions of this agreement which may be agreed in correspondence of today's date between the parties to this agreement (or the solicitors of the parties to this agreement) and which expressly refers to this agreement and purports to vary it is incorporated in this agreement and it is acknowledged that this agreement with the duplicate or counterpart of it (with any such variation or addition) incorporate all the terms of the contract between the parties to this agreement

21	BUYER'S BANK DETAILS

The Buyer hereby confirms that any deposit under this agreement or any money due to the Seller on completion shall be made from the undernoted account:-

Bank – Royal Bank of Scotland

Address – PO BOX 412, 62 – 63 Threadneedle Street, London EC2R 8LA

Account Number – 23115320 (Trowers & Hamlins client account)

Sort Code – 15-10-00

22	ENGLISH LAW

This agreement shall be governed by and construed in accordance with English law

23	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The provisions of the Contracts (Rights of Third Parties) Act 1999 are not intended to apply to this agreement and unless expressly stated nothing contained in this agreement will create any rights in favour of any person pursuant to that Act

24	CAPITAL ALLOWANCES

24.1	In this clause "Plant" means such machinery and plant within the meaning of the Capital Allowances Act 2001 as is included in the sale of the Property

24.2	The Seller warrants that it has not claimed and that it will not claim at any time any capital allowances on any Plant nor has it or will it enter into any election under the Capital Allowances Act 2001

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25	ACKNOWLEDGEMENT

25.1	The parties agree and acknowledge that:

25.1.1	the Buyer had permission from the Seller to carry out its own investigations of the condition of the Property prior to the sale and purchase becoming binding to ascertain whether any Contamination exists and if so the extent of such Contamination

25.1.2	the price takes into account the state of the Property including any Contamination, as at Actual Completion

25.1.3	the Buyer shall have no claim against the Seller for any environmental liabilities associated with the Property

25.1.4	both the Seller and the Buyer are large commercial organisations

25.1.5	the Property is sold in its existing state and condition including the presence of any Contamination and no warranty is given as to such state and condition or its suitability for any purpose

25.2	The Buyer acknowledges that in providing the Buyer with any copies of any reports surveys investigations or audits dealing with environmental or other issues the Seller makes no representation whatsoever as to the contents or accuracy of such reports surveys investigations or audits

25.3	The agreements and acknowledgement in clauses 25.1 are made pursuant to the statutory guidance under the Environmental Protection Act 1990 to exclude the Seller as an appropriate person to bear responsibility for environmental liability in relation to or arising from the Property

26	RENT AUTHORITY LETTERS

The Seller shall on Actual Completion supply to the Buyer a letter in the form attached as Appendix 2 addressed to the Tenant authorising the payment of future rents to the Buyer

27	PENDING REGISTRATION

From Actual Completion until the registration of the transfer of the Property has been completed in accordance with Schedule 2 of the Land Registration Act 2002 the Seller irrevocably appoints the Buyer to act as its agent and to carry out all such acts and execute all such documents in relation to the Property as the Buyer may (subject to the terms of this agreement) in its absolute discretion consider appropriate

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28	following completion

Following Actual Completion the Seller’s Solicitors shall post the deeds and documents for the Property including those listed in the Schedules to this Agreement (and it is accepted that the document mentioned in the third schedule is only a certified copy) to the Buyer’s Solicitors by registered post and neither the Seller nor the Seller’s Solicitors shall be liable for any subsequent loss of them in the post

29.	Opinion Letter

On Actual Completion the Buyer shall provide to the Seller an opinion letter from Proskauer Rose LLP the form of which is attached as Appendix 3 with such amendments as are necessary to reflect the completion documents such letter to be dated the date of Actual Completion or within three Working Days before Actual Completion and ahead of Actual Completion the Buyer’s Solicitors shall provide a faxed or emailed copy of the signed letter to the Seller’s Solicitors

30.	Title INDEMNITY INSURANCE POLICY

Prior to the Completion Date the Seller shall at its own expense increase the Limit of Indemnity under Policy Number 9980CQ01318 from £3,062,193 to the Price and shall provide such evidence as the Buyer shall reasonably require that such amendment has been made to the policy (and shall supply a copy of the revised policy document to the Buyer ahead of Actual Completion if received)

THE FIRST SCHEDULE - THE PROPERTY

Freehold property known as Wickes Store, New Preston Road, Blackpool, registered at the Land Registry under title number LA498569 with absolute title

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THE SECOND SCHEDULE - THE LEASE

10.05.1999	Agreement for Lease	Norwich Union Pensions Management Limited (1) Wickes Building Supplies Limited (2) Wickes Developments Limited (3)

08.12.1999	Lease	Norwich Union Pensions Management Limited (1) Wickes Building Supplies Limited (2)

16.12.1999	Licence to Alter	Norwich Union Pensions Management Limited (1) Wickes Building Supplies Limited (2)

26.01.2006	Rent review memorandum	Norwich Union Pensions Management Limited (1) Wickes Building Supplies Limited (2)

THE THIRD SCHEDULE - UNREGISTERED DOCUMENTS AFFECTING THE PROPERTY

30.09.1999	S278 Agreement	Blackpool Borough Council (1) Wickes Developments Limited (2) Norwich Union Pensions Management Limited (3)

Signed by Richard David Woodrow	)
duly authorised signatory/attorney	)
for and on behalf of Aviva Investors Pensions Limited	)	/s/ Richard David Woodrow
)

Signed by
Duly authorised for and on behalf of
THE BUYER	ARC WKBPLUK001, LLC, a Delaware limited
liability company

	By:	/s/ Jesse C. Galloway
	Name:	Jesse C. Galloway
	Title:	Authorised Signatory

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APPENDIX 1

(Transfer)

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APPENDIX 2

(Rent authority letter)

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APPENDIX 3

(Opinion letter)

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